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Aastrom Biosciences, Inc.
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September 12, 2008
To Our Shareholders,
It has been a very fast two years since I joined Aastrom, and I am pleased to inform you that our Company is strategically in the best operational position it has been in for a long time. Many of you have heard me say that we have a high-class problem on our hands. From the interim data that we have collected from our various clinical activities, it appears that our Tissue Repair Cell-based (TRC) products are doing what we intended for a wide range of critically ill patients who currently have limited or no traditional treatment options. However, while it is exciting to have multiple clinical trials underway, the cost of executing all of them simultaneously can be overwhelming for a small cap biotech company, especially when faced with the challenges of the current global economy and capital markets.
Our Focused Clinical Approach to Success
In May of this year, knowing that the potential to raise adequate capital in the near-term to support all of our clinical activities was uncertain, we proactively reprioritized our clinical development programs to focus primarily on cardiovascular applications, including dilated cardiomyopathy (DCM) and critical limb ischemia (CLI). To this end, we have discontinued further patient enrollment into our U.S. Phase III ON-CORE clinical trial for osteonecrosis of the femoral head, though we will continue to follow the patients currently enrolled for the full 24-month follow-up period. We do not anticipate initiating new clinical activity in the bone area, reactivating patient enrollment in the Phase III ON-CORE trial or initiating formal clinical trials in the neural area without additional financial resources. While the decision to reprioritize was driven by economic factors, the clinical programs were prioritized based on their anticipated time to market, degree of unmet medical need and the relative market potential for each indication. In addition to reprioritizing our development and clinical programs, we also made reductions in our staff and reduced our overhead expenses, thus, reducing our monthly cash burn to better preserve our existing cash resources.
With our focus clearly directed at cardiovascular applications, we were very pleased to announce in June 2008 that we received authorization from the U.S. Food & Drug Administration (FDA) to initiate our U.S. Phase II dilated cardiomyopathy clinical trial, which we have named the IMPACT-DCM trial. The patients we plan to treat with our Cardiac Repair Cells (CRCs) are suffering from DCM, a type of severe chronic heart failure. Currently, heart transplant is the only long-term solution for these end-stage DCM patients; however, heart transplants are limited by the number of donors, are typically only offered to younger patients and require life-long medications with potential severe side effects. The hope we have for these patients is to halt or reverse the cardiac disease progression with our CRCs, to increase life expectancy and to improve their quality of life.

The potential to save lives or significantly improve the quality of life in this targeted patient population was an important factor in our decision to focus primarily on cardiovascular indications. Not only will we be treating patients who have a very high mortality rate if they do not receive one of the few heart transplants that are available, but we expect that we will also be able to assess treatment effects in the cardiac indication in a much shorter follow-up time period than other regenerative applications due to sophisticated imaging technologies, such as magnetic resonance imaging (MRI) and cardiac computed tomography (CT).
Strengthening Good Corporate Governance Practices
Over the last 12 months, your Board of Directors has assessed the corporate governance practices of Aastrom. After our review and a comprehensive external benchmarking process, the Board is proposing two important corporate governance matters for your consideration at the upcoming Annual Meeting of Shareholders, which are: 1) the elimination of the classification of the Board in the Bylaws, which, if passed, will result in the annual election of the entire Board of Directors and 2) the elimination of the supermajority voting provisions in Aastrom’s Restated Articles of Incorporation. Both of these matters are considered important to improve our corporate governance and are strongly recommended by a number of organizations that monitor corporate governance. Our Annual Meeting of Shareholders Proxy Statement contains additional information about the Board’s recommendations regarding these good corporate governance practices.
The Future
We believe that Aastrom is fundamentally well-positioned for future commercial success. We have laid a foundation for building value that will make a difference and we are working on our plans by:
•	Creating a new class of therapeutic products

•	Strengthening our relationship with regulatory agencies, such as the FDA, and

•	Building key collaborations with physicians, research institutions and insurers.
Our Company is energized by our focus on cardiovascular applications. Regardless of the fact that fiscal year 2008 was a challenging year for small cap biotechnology companies including Aastrom, we are forging ahead and turning these challenges into an opportunity to focus and to continue to make forward progress in our cardiovascular clinical trials.

As I have said before, moving biologic product candidates through the regulatory and clinical pathways is a complex process. It takes years, it takes significant investment and we believe it is worth it. We hope and expect that our therapies will change the lives of patients suffering from severe diseases who currently have limited medical options. Though significant clinical milestones are not achieved on a daily basis, we look forward to announcing material clinical events during fiscal year 2009.
We thank you for your continued interest and support.
Sincerely,
George W. Dunbar
President and Chief Executive Officer
This letter contains forward-looking statements, including without limitation, statements concerning clinical trial plans and expectations, clinical activity timing, intended product development and commercialization objectives, adequacy of existing capital to support operations for a specified time, future capital needs, and potential advantages and application of Tissue Repair Cell (TRC) technology, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.